Pricing Supplement dated February 15, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QD42



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount: $35,000,000            Initial Interest Rate: 3.40125%

Agent's Discount or Commission:$87,500   Original Issue Date: February 15, 2002

Net Proceeds to Issuer: $34,912,500      Stated Maturity Date: February 23, 2004
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Interest Category
     [X] Regular Floating Rate Note

     [ ] Floating Rate/Fixed Rate Note
           Fixed Rate Commencement Date:
           Fixed Interest Rate:       %

     [ ] Inverse Floating Rate Note
           Fixed Interest Rate:       %

Interest Rate Basis or Bases:
     [ ] CD Rate                [ ] Federal Funds Rate   [ ]Prime Rate
     [ ] CMT Rate               [X] LIBOR                [ ]Other (see attached)
     [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
     [ ] LIBOR Reuters Page:
     [X] LIBOR Telerate Page:  3750
     LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
         [ ] Telerate Page 7051
         [ ] Telerate Page 7052
             [ ] Weekly Average
             [ ] Monthly Average

Spread (+/-):  150 bps                      Maximum Interest Rate:     %

Spread Multiplier:  N/A                     Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 23, 2002



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Interest  Reset  Dates:  Quarterly,  on the 23rd of May,  August,  November  and
                         February

Interest  Payment Dates:  Quarterly,  on the 23rd of May,  August,  November and
                          February

Interest Determination Dates: Quarterly,  on the 21st of May, August,  November,
                              and February

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

     [X] Actual/360 for the period from _______ to _______
     [ ] Actual/Actual for the period from _______ to _______
     [ ] 30/360 for the period from _______ to _______

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes can be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
         Initial Redemption Percentage:  ____%
         Annual Redemption Percentage Reduction: ____% until Redemption
                                                 Percentage is 100% of the
                                                 Principal Amount.

Optional Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:      [ ] Yes     [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ] Merrill Lynch, Pierce, Fenner & Smith  [ ] First Union Securities, Inc.
              Incorporated                      [ ] Fleet Securities, Inc.
     [ ] Banc of America Securities LLC         [X] J.P. Morgan Securities Inc.
     [ ] Banc One Capital Markets, Inc.         [ ] Salomon Smith Barney Inc.
     [ ] Barclays Capital Inc.                  [X] UBS Warburg LLC
     [ ] Credit Suisse First Boston Corporation [ ] Other: _______________
     [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
     [X] Agent         [ ] Principal

If as Principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale. The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




   Terms are not completed for certain items above because such items are not applicable.